Exhibit 1.1

Statement to Amend and Restate

the Amended and Restated Articles of Incorporation

OF

OKEANIS ECO TANKERS CORP.

UNDER SECTION 93 OF THE

THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, [●], as [●] of Okeanis Eco Tankers Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands on April 30, 2018 (the “Corporation”), for the purpose of amending and restating the Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 93 of the Marshall Islands Business Corporations Act, as amended, hereby certifies that:

1.	The name of the Corporation is: Okeanis Eco Tankers Corp.

2.	The Articles of Incorporation were filed with the Registrar of Corporations on the 30th day of April, 2018.

3.	The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on the 27th day of June, 2018.

4.	The Amended and Restated Articles of Incorporation are amended and restated in their entirety and are replaced by the Second Amended and Restated Articles of Incorporation attached hereto. The sections of the Amended and Restated Articles of Incorporation to be amended by the Second Amended and Restated Articles of Incorporation are sections D, E, H, J and former section L (now Q). The following sections have been added to the Second Amended and Restated Articles of Incorporation: L-P.

5.	The Second Amended and Restated Articles of Incorporation were duly adopted in accordance with the provisions of Sections 88(1) and 93 of the Marshall Islands Business Corporations Act. The Second Amended and Restated Articles of Incorporation were duly adopted by vote of the holders of record of no less than a majority of the issued and outstanding shares of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Statement to Amend and Restate the Amended and Restated Articles of Incorporation on this ______ day of __________, 202_.

Authorized Person
Name:	[●]
Title:	[●]

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

OKEANIS ECO TANKERS CORP.

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

A.	The name of the corporation formed hereby (the “Corporation”) is:

OKEANIS ECO TANKERS CORP.

B.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”) may have.

C.	The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

D.	The aggregate number of shares of stock that the Corporation is authorized to issue is 600,000,000 registered shares of capital stock, each with a par value of US$0.001 per share, of which (i) 500,000,000 shares shall be registered shares of common stock, par value US$0.001 per share (the “Common Shares”), and (ii) 100,000,000 shares shall be registered shares of preferred stock, each with a par value of US$0.001 (the “Preferred Shares”). The Preferred Shares may be issued from time to time in one or more series or classes. The Board of Directors is vested with authority, with respect to any series or class of Preferred Shares, to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereon of each such class or series, including, without limitation, (1) the designation of the series or class; (2) the number of shares in the series or class, which the Board of Directors may, except where otherwise provided in the Preferred Shares designation, to the extent permitted by applicable law, increase or decrease, but not below the number of shares then outstanding; (3) whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series or class; (4) the dates at which dividends, if any, will be payable; (5) the redemption rights and price or prices, if any, for shares of the series or class; (6) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series or class; (7) the amounts payable on shares of the series or class in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation; (8) whether the shares of the series or class will be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made; (9) conditions or restrictions on the issuance of shares of the same series or class or of any other class or series of the Preferred Shares; (10) the voting rights, if any, of the holders of the series or class; and (11) the rights to elect and remove one or more directors of the Corporation. In case the number of shares of any series or class shall be decreased, the shares constituting such decrease shall resume the status of undesignated Preferred Shares. The powers, preferences and relative, participating, optional and other special rights of each class and series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series of Preferred Shares at any time outstanding.

E.	No security of the Corporation whether now or hereafter authorized, solely by reason thereof, shall entitle its holder to any preferential or preemptive right to acquire additional shares of capital stock or any other security of the Corporation. Nothing herein shall prevent the Corporation from granting preferential or preemptive rights by contract.

F.	The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

G.	No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or any limitation thereof is not permitted under the BCA. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. Any repeal or modification of this Article G shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

H.

(a) The number of directors constituting the entire Board of Directors of the Corporation (the “Board of Directors”) shall be one or more, as fixed from time to time by the shareholders or by the Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(b) Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of a majority of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of directors. No decrease in the number of directors shall shorten the term of any incumbent director.

(c) Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Section 71(2) of the BCA, shall not be used to elect directors.

I.	The Corporation will comply with all applicable provisions of the Republic of the Marshall Islands Business Corporations Act, including retention, maintenance, and production of accounting, shareholder, beneficial owner, and director and officer records in accordance with Division 8 of the Republic of the Marshall Islands Business Corporations Act.

J.	At all meetings of shareholders of the Corporation, except as otherwise expressly provided by law, there must be present either in person or by proxy shareholders of record holding at least one-third of the voting power of shares issued and outstanding and entitled to vote at such meetings in order to constitute a quorum, but if less than a quorum is present, a majority of the voting power of those shares present either in person or by proxy shall have the power to adjourn any meeting until a quorum shall be present.

K.	Except as provided in the BCA, any action required or permitted by the BCA to be taken at a meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. An electronic transmission consenting to an action to be taken and transmitted by a shareholder or proxyholder, or by a person or persons authorized to act for a shareholder or proxyholder, shall be deemed to be written and signed for the purposes of this Article K, provided that any such electronic transmission sets forth or is delivered with information from which the corporation can determine (a) that the electronic transmission was transmitted by the shareholder or proxyholder or by a person or persons authorized to act for the shareholder or proxyholder and (b) the date on which such shareholder or proxyholder or authorized person or persons transmitted such electronic transmission.

L.	In furtherance and not in limitation of the powers conferred by the laws of the Republic of the Marshall Islands, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the Bylaws of the Corporation by resolutions adopted by the Board of Directors, subject to any Bylaw requiring the affirmative vote of a larger percentage of the members of the Board of Directors.

M.	Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

N.	If any class or series of Preferred Shares are issued with more or less than one vote for any share, on any matter, every reference in these Second Amended and Restated Articles of Incorporation and the Bylaws to a majority or other proportion of stock or shares shall refer to such majority or other proportion of the votes of such stock or shares.

O.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Second Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are granted subject to this reservation.

P.	The Corporation may transfer its corporate domicile from the Marshall Islands to any other place in the world.

Q.	If any portion of these Second Amended and Restated Articles of Incorporation is declared invalid by any court or other governmental authority of competent jurisdiction or violates applicable law, such declaration or violation shall not affect the remainder of these Second Amended and Restated Articles of Incorporation, and the remainder of these Second Amended and Restated Articles of Incorporation shall be interpreted to give full effect to its terms.

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